                                 SCHEDULE 13E-4


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                          Issuer Tender Offer Statement
      (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)

                               (AMENDMENT NO. 1)

                           UNO RESTAURANT CORPORATION
                                (Name of Issuer)

                           UNO RESTAURANT CORPORATION
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   914900 10 5
                      (CUSIP Number of Class of Securities)

                    CRAIG S. MILLER, CHIEF EXECUTIVE OFFICER
                           UNO RESTAURANT CORPORATION
                             100 CHARLES PARK ROAD,
                       WEST ROXBURY, MASSACHUSETTS 02132
                                  617-323-9200
       (Name, Address and Telephone Number of Person Authorized to Receive
     Notices and Communications on Behalf of the Person(s) Filing Statement)

                                 With a copy to:

                             Steven R. London, Esq.
                         Brown, Rudnick, Freed & Gesmer
                              One Financial Center
                           Boston, Massachusetts 02111
                                  617-856-8313


                               September 29, 1998
     (Date Tender Offer First Published, Sent or Given to Security Holders)

                           CALCULATION OF FILING FEE:



      TRANSACTION                   AMOUNT OF

      VALUATION* $7,000,000.00      FILING FEE: $1,400.00
                 -------------                  ---------


* Based upon the purchase of 1,000,000 Shares of Common Stock, $.01 par value (the maximum number of Shares offered to be purchased) at $7.00 per Share (the maximum per Share purchase price which may be selected by the Company pursuant to the tender offer).

 [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

      Amount Previously Paid: $1,400.00
                              -------------------

      Form or Registration No.: Schedule 13E-4
                                -----------------

      Filing Party: Uno Restaurant Corporation
                    ----------------------------
      Date Filed: September 29, 1998
                  ----------------------------

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

      The following Exhibits are filed herewith or incorporated by reference herein to documents previously filed.


(a)(1) Form of Offer to Purchase dated September 29, 1998.*



   (2)Form of Letter of Transmittal (including Certification of Taxpayer Identification Number on Substitute Form W-9).*



   (3)Form of Notice of Guaranteed Delivery.*



   (4)Form of Letter from BancBoston Robertson Stephens Inc. (Dealer Manager) to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*



   (5)Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*



   (6)Form of Letter dated September 29, 1998 from Aaron D. Spencer, Chairman, and Craig S. Miller, Chief Executive Officer of the Issuer, to the stockholders of the Issuer.*



   (7)Text of Press Release dated September 29, 1998.*


   (8)Text of Press Release dated October 9, 1998.

(b) $55,000,000 Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 4, 1997 by and among Uno Restaurants, Inc., and Saxet Corp., as borrowers, Uno Foods Inc., Pizzeria Uno Corporation, URC Holding Company, Inc. and Uno Restaurant Corporation, as guarantors, and Fleet National Bank, as agent and BankBoston N.A. as co-agent, filed as Exhibit 10(s) to the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 1997.

(c)    Not applicable.

(d)    Not applicable.

(e)    Not applicable.

(f)    Not applicable.


(g)(1) Pages 33 through 52 of the Company's Annual Report on Form 10-K for the year ended September 28, 1997.*



(g)(2) Pages 3 through 7 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1998.*

-------------
*   Previously filed.



                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     UNO RESTAURANT CORPORATION


                                     By: /s/ Craig S. Miller
                                        ----------------------------------------
                                        Craig S. Miller, Chief Executive Officer

Dated:  October 13, 1998

                                  EXHIBIT INDEX



DESCRIPTION OF EXHIBIT


(a)(1)Form of Offer to Purchase dated September 29, 1998.*



   (2)Form of Letter of Transmittal (including Certification of Taxpayer Identification Number on Substitute Form W-9).*



   (3)Form of Notice of Guaranteed Delivery.*



   (4)Letter from BancBoston Robertson Stephens (Dealer Manager) to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*



   (5)Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*



   (6)Form of Letter dated September 29, 1998 from Craig S. Miller, President of the Issuer, to the stockholders of the Issuer.*



   (7)Press Release dated September 29, 1998.*


   (8)Press Release dated October 9, 1998.


(g)(1) Pages 33 through 52 of the Company's Annual Report on Form 10-K for the year ended September 28, 1997.*



(g)(2) Pages 3 through 7 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1998.*


-------------------
* Previously filed.